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Exhibit 23.2

CONSENT OF UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP
INDEPENDENT AUDITORS

We hereby consent to the inclusion in the Registration Statement on Amendment No. 1 to Form S-3 (Registration No. 333-140590) of the Boots & Coots International Well Control, Inc. of our report dated August 15, 2006, with respect to the combined balance sheet of the Hydraulic Well Control Business of Oil States International, Inc. as of December 31, 2005, and the related combined statements of operations, stockholder's equity, and cash flows for the year then ended. We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP

Houston, Texas
March 29, 2007

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CONSENT OF UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP INDEPENDENT AUDITORS